Exhibit 99.1


  99 CENT ONLY STORES REPORTS FIRST QUARTER 1998 SALES OF $ 62.9 MILLION, A
23.9 PERCENT INCREASE OVER THE SAME PERIOD IN 1997. RETAIL SALES IN THE FIRST QUARTER WERE $ 51.5 MILLION, A 31.4% INCREASE OVER THE SAME PERIOD IN 1997.

  City of Commerce, CA -- April 7, 1998 -- 99 Cent Only Stores (NYSE:NDN) reported sales of $62.9 million for the first quarter ended March 31, 1998, and year to date. This represents an increase of $12.1 million or 23.9% over sales of $50.7 million during the first quarter last year.

  Retail sales for 99 Cent Only Stores were $ 51.5 million up $ 12.3 million or 31.4% from sales of $ 39.2 million in the same period in 1997. The full quarter effect of new stores added in 1997 accounted for the majority of this increase. The number of stores at March 31, 1998 was 54, up 20% over 45 stores at March 31, 1997.

  Wholesale sales for the first quarter ended March 31, 1998, were $ 11.4 million compared with $ 11.6 million of the same period of 1997. Wholesale sales for the first quarter were effected by currency exchange factors.

  Comparable store sales, adjusted to give effect for new store openings within a 3-mile radius of existing stores, increased 9.1% in the first quarter versus 2.4% in the first quarter of 1997.

  Comparable store sales without this adjustment for cannibalization, increased in 1.5% during the first quarter of 1998 versus 0.1% for the first quarter of 1997. Comparable store sales are calculated for stores that have been open for at least a full 15 months.

  99 Cent Only Stores opened two stores during the first quarter of 1998, including one relocation. The Company plans to open its 55th store on April 16, 1998 in Santa Ana, California. The Company also has secured locations for four additional stores. The Company plans to continue to open new stores at an annual growth rate of at least 20%.

  David Gold, President of the Company said, "We are pleased to announce continued strong sales in the first quarter of 1998 despite the heavier than normal rainfall in Southern California. Our store expansion is also proceeding in accordance with plan."

  99 Cent Only Stores, the nation's oldest existing one-price retailer, operates 54 retail stores, all in Southern California and a wholesale division called Bargain Wholesale. 99 Cent Only Stores emphasizes name-brand consumables priced at an excellent value, in clean, attractively merchandised stores.

Contact: 99 Cent Only Stores, City of Commerce, Eric Schiffer, Senior Vice President - Finance, (213) 881-9912.